EXHIBIT 99.1

MINDEN BANCORP, INC.
415 MAIN * P. O. Box 797
MINDEN, LOUISIANA 71058-0797
_____________________________________
318-377-0523 TELEPHONE
318-377-0038 FAX
www.mblminden.com

PRESS RELEASE

For Release: Immediately	For Further Information:
A. David Evans, President/CEO
318-377-0523
E-mail-mbldavid@shreve.net
Or
Becky T. Harrell, Treasurer/CFO
318-377-0523
E-mail-mblbecky@shreve.net

MINDEN BANCORP, INC. ANNOUNCES EARNINGS FOR THE 4th QUARTER OF
 FISCAL 2005, ITS FOURTEENTH QUARTER AS A PUBLIC COMPANY

MINDEN, LA. - February 23, 2006-Minden Bancorp, Inc. (NASDAQ OTC BB: MDNB) today reported net income for the quarter ended December 31, 2005 of $363,000 or $.26 per diluted share, as compared to net income of $402,000 for the quarter ended December 31, 2004. The $39,000 or 9.7% decrease was primarily due to increasing interest rates which increased interest expense for the quarter. For the year ended December 31, 2005, net income decreased by $12,000 or .87% to $1.4 million or $.98 per diluted share as compared to the prior year. The decrease during the year 2005 reflected an increase in interest and operating expenses that offset the growth in the loan portfolio.

Commenting on the quarter, President and CEO, A. David Evans, stated, “The year 2005 just finished was a good one for our bank. Action by the Federal Reserve to increase rates during the year presented a challenge that we had anticipated and were in place to meet. Since becoming a publicly owned bank in 2002, we have continued to implement and exceed our business plan. In 2006 we plan to expand to an additional location, expand our services, and continue to position Minden Bancorp to grow and serve our customers with the best service and the most convenience.”

At December 31, 2005, Minden Bancorp, Inc. had total assets of $111.3 million, a 3.84% increase from total assets of $107.2 million at December 31, 2004. The increase primarily reflected the growth of the loan portfolio. Such growth was funded by deposits and borrowings. At December 31, 2005, stockholders’ equity amounted to $19.0 million or $14.36 per share compared to $18.4 million or $13.79 per share at December 31, 2004. Stockholders’ equity increased slightly as the Company used its net income to fund the repurchase of its shares as well as to fund dividends to stockholders.

Minden Bancorp, Inc., headquartered in Minden, Louisiana, is the holding company for Minden Building and Loan Association. The bank is a 95 year old Louisiana-chartered, FDIC-insured thrift serving Minden and the surrounding areas of Northwest Louisiana. The bank offers a wide variety of financial services and products throughout its market area. The bank maintains a website at www.mblminden.com.

The Company’s filings with the Securities and Exchange Commission are available electronically on the Internet and can be found at www.sec.gov/edgar/searchedgar/webusers.htm.

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of l995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes to interest rates which could affect net interest margins and net interest income, the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission.

MINDEN BANCORP, INC.

UNAUDITED CONDENSED STATEMENTS OF INCOME
(In thousands except per share data)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2005	2004	2005	2004
Interest income, including fees	$1,680	$1,479	$6,432	$5,610
Interest expense	625	425	2,139	1,583
Net interest income	1,055	1,054	4,293	4,027
Provision for loan losses	0	0	0	0
Other income	81	102	321	321
Other expenses	610	565	2,575	2,281
Income before income taxes	526	591	2,039	2,067
Income tax expense	163	189	677	693
Net income	$363	$402	$1,362	$1,374

Basic earnings per share	$0.27	$0.30	$1.03	$1.03

Fully diluted earnings per share	$0.26	$0.30	$0.98	$0.98

MINDEN BANCORP, INC.

UNAUDITED SELECTED FINANCIAL DATA
(In thousands)
	December 31	December 31
	2005	2004
Total assets	$111,294	$107,183
Cash and cash equivalents	1,493	2,939
Investment securities	31,367	36,271
Loans receivable - net	70,117	62,600
Deposits	70,822	70,665
Total borrowings	20,500	17,200
Total stockholders’ equity	19,018	18,381

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